EXHIBIT 10.2

Deckers Outdoor Corporation Deferred Compensation Plan
Effective February 1, 2010
As Amended and Restated Effective July 1, 2016

EXHIBIT 10.2

EXHIBIT 10.2

Deckers Outdoor Corporation Deferred Compensation Plan
Effective February 1, 2010
As Amended and Restated Effective July 1, 2016

Purpose
The purpose of this Deckers Outdoor Corporation Deferred Compensation Plan (the “Plan”) is to provide specified benefits to a select group of management and highly compensated Employees. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
The Plan is intended to comply with the requirements of Internal Revenue Code Section 409A and final Treasury Regulations thereunder (collectively referred to herein as “Code Section 409A”).
The Plan was adopted effective as of February 1, 2010, and was previously amended and restated as of January 1, 2011, August 1, 2013 and January 1, 2016. This amendment and restatement is effective as of July 1, 2016. This amendment and restatement shall not modify any Participant deferral or payment election in effect prior to July 1, 2016; provided, however, that Participants shall have the ability to change such elections to the extent specifically permitted under the terms of the Plan and Code Section 409A.
ARTICLE 1
Definitions
For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1
    “Account Balance” shall mean, with respect to a Participant, a credit on the records of the Company equal to the sum across all Class Years and Plan Years of (i) the Retirement Account balances and (ii) the In-Service Account balances. Base Salary deferrals and Bonus deferrals made in Plan Years beginning prior to January 1, 2016, plus investment returns as outlined in Section 3.5, shall be directed to distinct Retirement Accounts and In-Service Accounts as indicated on each Class Year’s Election Form. Base Salary deferrals and Bonus deferrals made in Plan Years beginning on or after January 1, 2016, plus investment returns as outlined in Section 3.5, shall be directed to distinct In-Service Accounts as indicated on each Class Year’s Election Form, and one Retirement Account established for all such Plan Years. Any Company Contribution Amount for a Plan Year beginning prior to January 1, 2016 will be credited to the Retirement Account for that Class Year, and any Company Contribution Amount for Plan Years beginning on or after January 1, 2016 will be credited to the Retirement Account established for such Plan Years (including any sub-account established to account for the vested and unvested portions of such Company Contribution Amount and the investment returns attributable thereto), even if the Participant does not direct any Deferral Amounts into the Retirement Account for that Class Year or for those Plan Years, as applicable. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her Beneficiary, pursuant to the Plan.

EXHIBIT 10.2

1.2
    “Affiliated Group” shall mean (i) the Company and (ii) all entities with which the Company would be considered a single employer under Code Sections 414(b) and 414(c), provided that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining whether a controlled group of corporations exists under Code Section 414(b), the language “at least fifty percent (50%)” shall be used instead of “at least eighty percent (80%)” each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether trades or businesses (whether or not incorporated) are under common control for purposes of Code Section 414(c), the language “at least fifty percent (50%)” shall be used instead of “at least eighty percent (80%)” each place it appears in Treasury Regulation Section 1.414(c)-2. The term “Affiliated Group” shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.3
    “Annual Installment Method” shall mean an annual installment payment over the number of years selected by the Participant in accordance with the Plan, calculated as follows: (i) for the first annual installment, the vested Account Balance of the Participant shall be calculated as of the date of payment in accordance with Articles 4 and 5, and (ii) for remaining annual installments, the vested Account Balance of the Participant shall be calculated on every applicable anniversary of the first annual installment. Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a ten (10) year Annual Installment Method, the first payment shall be one tenth (1/10) of the vested Account Balance, calculated as described in this definition. The following year, the payment shall be one ninth (1/9) of the vested Account Balance, calculated as described in this definition.

For purposes of Code Section 409A each annual installment payment shall be considered as a “separate payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii).

1.4
    “Base Salary” shall mean the annual base rate of cash compensation plus any bonus which does not qualify as “performance based compensation” under Treasury Regulation Section 1.409A-1(e)(1) payable by an Employer during a calendar year, excluding commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, fees, automobile and other allowances, and prior to reduction for compensation voluntarily deferred or contributed by the Participant pursuant to any qualified or non-qualified plan of the Employer under Code Section 125, 402(e)(3), 402(h) or 403(b). Base Salary payable after the last day of a calendar year solely for services performed during the final payroll period described in Code Section 3401(b) containing December 31 of such year shall be treated as earned during the subsequent calendar year.

EXHIBIT 10.2

1.5	“Beneficiary” shall mean the person or persons or entity or entities, designated in accordance with Article 6, who is (are) entitled to receive benefits under the Plan upon the death of a Participant.

1.6
    “Beneficiary Designation Form” shall mean the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.7	“Board” shall mean the board of directors of the Company, or a delegate of the Board acting under the authority of the Board in respect the Plan.

1.8	“Bonus” shall mean either a Discretionary Bonus or a Performance Bonus, as applicable.

1.9
    “Change in Control” shall mean, with respect to that portion of a Participant’s Account Balance attributable to the 2010 and 2011 Class Years, the occurrence of a "change in the ownership," a "change in the effective control," or a "change in the ownership of a substantial portion of the assets" of the Company within the meaning of, and determined in accordance with, Treasury Regulation Section 1.409A-3(i)(5). With respect to that portion of a Participant’s Account Balance attributable to the 2012 and later Class Years and Plan Years, a Change in Control shall mean the occurrence of a "change in the ownership," a "change in the effective control," or a "change in the ownership of a substantial portion of the assets" of the Participant’s Employer within the meaning of, and determined in accordance with, Treasury Regulation Section 1.409A-3(i)(5).

1.10	“Class Year” shall mean the designation of the Account Balance by the year in which the Deferral Amounts are credited under the Plan.

1.11	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.12	“Company” shall mean Deckers Outdoor Corporation and any successor to all or substantially all of the Company’s assets or business.

1.13
    “Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.3. Company Contribution Amounts shall be credited with investment returns, as outlined in Section 3.5(c). All Company Contribution Amounts with respect to a Plan Year beginning prior to January 1, 2016 shall be credited to the Retirement Account for that Class Year, and all Company Contribution Amounts with respect to Plan Years beginning on or after January 1, 2016 shall be credited to the Retirement Account established for all such Plan Years Years (including any sub-account established to account for the vested and unvested portions of such Company Contribution Amounts and the investment returns attributable thereto), even if the Participant does not direct any Deferral Amounts into the Retirement Account for that Class Year or for those Plan Years, as applicable.

EXHIBIT 10.2

1.14	“Deferral Account” shall consist of a Participant’s In-Service Accounts and Retirement Account.

1.15
    “Deferral Amount” shall mean that portion of a Participant’s Base Salary and Bonus that a Participant elects to have deferred in accordance with Article 3, for any one Plan Year. In the event of a Participant’s Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Deferral Amount shall be the actual amount withheld pursuant to the Participant’s Deferral Election from the Participant’s Base Salary and Bonus prior to such event.

1.16	“Deferral Election” shall mean a Participant's election on an Election Form to defer a portion of his or her Base Salary or Bonus, in accordance with the provisions of Article 3.

1.17
    “Disability” shall have the same meaning as outlined in the Deckers Outdoor Corporation 401(k) Plan (or successor to such plan), which is the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of such impairment must be supported by medical evidence. The term "Disability" shall be interpreted in a manner consistent with the definition of "disability" contained in Treasury Regulation Section 1.409A-3(i)(4).

1.18	“Disability Benefit” shall mean the benefit set forth in Section 5.5.

1.19
    “Discretionary Bonus” shall mean any bonus or cash incentive compensation payable by an Employer to a Participant as an Employee and relating to services performed during the Plan Year, other than a Performance Bonus.

1.20
    “Election Form” shall mean the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to make a Deferral Election under the Plan.

1.21	“Employee” shall mean a person who is classified as an employee on the payroll records of the Company or, effective as of February 1, 2010, any of its U.S. subsidiaries.

1.22	“Employer” shall mean any member of the Affiliated Group that has one or more Employees or former Employees that are Participants in the Plan.

1.23	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.24
    “In-Service Account” shall mean the sum of (i) that portion of a Participant’s Deferral Amount that a Participant elects to have distributed while in the service of the Company in accordance with Article 4, plus (ii) all other amounts credited to the In-Service Account in accordance with the applicable crediting provisions of the Plan, less (iii) all distributions

EXHIBIT 10.2

made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her In-Service Account.

1.25	“In-Service Benefit” shall mean the benefit set forth in Section 4.1.

1.26
    “Participant” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who completes, signs and returns an Election Form and a Beneficiary Designation Form, (iv) whose signed Election Form and Beneficiary Designation Form are accepted by the Plan Administrator, (v) who commences participation in the Plan, and (vi) whose participation in the Plan has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.27
    “Performance Bonus” shall mean (i) any compensation relating to services performed during the Plan Year payable to a Participant as an Employee under an Employer’s written bonus or cash compensation incentive plans, excluding stock options and restricted stock, and (ii) which qualifies as “performance-based compensation” under Treasury Regulation Section 1.409A-1(e)(1).

1.28	“Plan” shall mean this Deckers Outdoor Corporation Deferred Compensation Plan, as amended from time to time.

1.29
    “Plan Administrator” shall mean the person(s) or entity(ies) appointed by the Board to administer the Plan. In the absence of formal action by the Board to appoint a Plan Administrator, the Plan Administrator shall be the Company.

1.30	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.31	“Retirement”, “Retire(s)” or “Retired” shall mean a Termination of Employment on or after the attainment of age sixty-five (65) for any reason other than a leave of absence, death or Disability.

1.32
    “Retirement Account” shall mean the sum of (i) that portion of a Participant’s Deferral Amount that a Participant elects to have distributed upon Termination of Employment in accordance with Article 5, plus (ii) all other amounts credited to the Retirement Account in accordance with the applicable crediting provisions of the Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her Retirement Account.

1.33	“Retirement Benefit” shall mean the benefit set forth in Section 5.1.

1.34	“Termination Benefit” shall mean the benefit set forth in Section 5.2.

EXHIBIT 10.2

1.35
    “Termination of Employment” shall mean a termination of employment with all members of the Affiliated Group in such a manner as to constitute a "separation from service" as defined under, and determined in accordance with, Treasury Regulation Section 1.409A-1(h), voluntarily or involuntarily, for any reason other than Disability, or death. For this purpose, the employment relationship is treated as continuing while a Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, so long as the individual retains a right to reemployment with any member of the Affiliated Group under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for a member of the Affiliated Group. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six (6)-month period. A Termination of Employment will occur if there is a reasonable expectation that the level of services by the Participant for all members of the Affiliated Group will permanently decrease to twenty percent (20%) or less of the average level of services during the previous thirty-six (36) months (or, if shorter, the actual period of services).

1.36	“Trust” shall mean one or more rabbi trusts established by the Company in accordance with Article 12 of the Plan, as amended from time to time.

1.37
    “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant or Beneficiary or his or her spouse or dependent (as defined in Code Section 152(a) without regard to Code Sections 152(b)(1), 152(b)(2), and 152(d)(1)(B)), (ii) loss of the Participant's property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The term “Unforeseeable Emergency” shall be interpreted in a manner consistent with the definition of “unforeseeable emergency” contained in Treasury Regulation Section 1.409A-3(i)(3).

ARTICLE 2
Selection, Enrollment, Eligibility

2.1
    Eligibility; Selection by Board. Participation in the Plan shall be limited to those Employees who are determined by the Company to be members of a select group of management or highly compensated employees and who are selected by the Company to participate in the Plan.

2.2
    Initial Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Plan Administrator an Election Form and a Beneficiary Designation Form, all within thirty (30) days (or such shorter time as the Plan Administrator may determine) after he or she is initially selected to participate in the

EXHIBIT 10.2

Plan. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in are necessary.

2.3
    Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in the Plan and required by the Plan Administrator, including returning all required documents to the Plan Administrator within thirty (30) days (or such shorter time as the Plan Administrator may determine) after he or she is initially selected to participate in the Plan, that Employee shall commence participation in the Plan on the first day of the pay period following the date on which the Employee completes all enrollment requirements. However, for the initial enrollment coinciding with the establishment of the Plan, an Employee shall commence participation in the Plan on the first day of the pay period coinciding with or next following the date on which the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Plan Administrator of the required enrollment documents.

2.4
    Termination of Deferrals. If the Company determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with ERISA Sections 201(2), 301(a)(3) and 401(a)(1), the Participant's entitlement to defer Base Salary and Bonus shall cease with respect to calendar years following the calendar year in which such determination is made, although the Participant shall remain subject to all terms and conditions of the Plan for as long as he remains a Participant.

ARTICLE 3
Deferral Elections

3.1	Elections to Defer Base Salary or Bonus.

(a)	Deferral Election.

(i)
New Participant. In connection with a Participant’s commencement of participation in the Plan, a Participant may elect to defer Base Salary or Bonus, by filing with the Plan Administrator an Election Form that conforms to the requirements of Article 2 within the time period specified in Section 2.3, and the Deferral Election shall become irrevocable at the end of such time period. The Deferral Election for the first Plan Year of participation shall apply only to that portion of the Base Salary and Bonus earned after the Deferral Election becomes irrevocable. If a Participant does not make a deferral election with respect to the first Plan Year with respect to which the Participant is first selected to participate in the Plan, the Participant may elect to defer Base Salary or Bonus for any subsequent Plan Year by filing with the Plan Administrator an Election Form that conforms with the requirements of Article 2 before the start of that Plan Year.

EXHIBIT 10.2

(ii)
Annual Deferral Election. Unless Section 3.1(a)(i) applies, each Participant may elect to defer Base Salary or Bonus for a Plan Year by filing a Deferral Election with the Plan Administrator within the timeframes specified by the Plan Administrator for the Plan Year for which such Base Salary or Bonus is earned. However, the Deferral Election shall become irrevocable (A) with respect to Base Salary or a Discretionary Bonus, as of December 31st of the calendar year immediately preceding the Plan Year during which the Base Salary covered by the Deferral Election is earned and (B) with respect to a Performance Bonus, as of the date six (6) months prior to the end of the performance period of the Performance Bonus, or such earlier dates as specified by the Plan Administrator.

(b)
Amount of Deferral. A Participant shall designate on the Deferral Election form the amount of Base Salary, Discretionary Bonus and/or Performance Bonus that is to be deferred in accordance with this Article 3. The Deferral Amount, in whole percentages or a specific dollar amount, shall not exceed fifty percent (50%) of the Participant’s Base Salary and ninety-five percent (95%) of each of the Participant’s Discretionary Bonus and Performance Bonus; provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy FICA, income tax, and employee benefit plan withholding requirements as determined by the Plan Administrator.

(c)
Allocation of Deferral Amount. A Participant shall further designate on the Deferral Election form for each Plan Year the percentage or a specific dollar amount of such Plan Year’s Base Salary, Discretionary Bonus and Performance Bonus deferrals that will be allocated to the Retirement Account and one or more In-Service Accounts. For Deferral Amounts to be allocated to an In-Service Account, the Participant shall be permitted to designate on the Deferral Election form percentages or specific dollar amounts of such Plan Year’s Base Salary and/or Bonus deferrals to be allocated to different In-Service Accounts with different in-service distribution dates, subject to any limitations on such designations as may be prescribed by the Plan Administrator. The allocation of each Plan Year’s Deferral Amounts into the Retirement Account or In-Service Accounts shall be in whole percentages or specific dollar amounts only. A Participant is not obligated to apply the same percentage allocation to the Base Salary and Bonus deferrals. As an example, a Participant can allocate fifty percent (50%) of the Base Salary deferral into the Retirement Account and fifty percent (50%) into an In-Service Account while allocating one hundred percent (100%) of the Bonus deferrals into the Retirement Account.

(d)
Duration of Deferral Election. A Participant’s Deferral Election shall apply only to Base Salary and Bonuses earned during the Plan Year to which the Deferral Election relates. A Participant must indicate a new Deferral Election for any subsequent Plan Year by filing a new Election Form with the Plan Administrator prior to the beginning of such Plan Year or at such time as the Plan Administrator may require, which Deferral Election shall be effective on the first day of the next following Plan Year. If a

EXHIBIT 10.2

Participant fails to complete a new Election Form for any subsequent Plan Year the Deferral Amount for that subsequent Plan Year will be deemed to be zero (0).

(e)
Class Year Elections. For Deferral Amounts credited in Plan Years beginning prior to January 1, 2016, each Plan Year’s Deferral Amount will be maintained in separate and distinct Retirement and In-Service Accounts for each Class Year in which the Deferral Amounts are credited and, if a Participant so elects in accordance with Section 3.1(c), multiple In-Service Accounts may be established for the Participant for the same Class Year. Separate distribution elections shall apply with respect to each Class Year and, if a Participant has designated multiple In-Service Accounts for the Class Year, separate distribution elections shall apply to each such In-Service Account. For Deferral Amounts credited in Plan Years beginning on or after January 1, 2016, separate In-Service Accounts shall be available for each Class Year, and multiple In-Service Accounts with separate distribution elections may be established for the same Class Year, but only one Retirement Account with one distribution election shall be available for the Deferral Amounts credited in all such Plan Years. Any Company Contribution Amount with respect to a Class Year beginning prior to January 1, 2016, or with respect to Plan Years beginning on or after January 1, 2016, shall be allocated and credited to the Retirement Account established for such Class Year or for those Plan Years, as applicable.

3.2
    Withholding of Deferral Amounts. For each Plan Year, the Base Salary portion of the Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in substantially equal amounts, as adjusted from time to time for increases and decreases in Base Salary. Any Bonus portion of the Deferral Amount shall be withheld at the time the Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year.

3.3
    Annual Company Contribution Amount. For each Plan Year, the Board may, but is not required to, credit any amount it desires to the Retirement Account of any Participant under the Plan (including any sub-accounts described in Section 3.4), which amount shall equal the annual Company Contribution Amount for that Participant for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero (0), even though one or more other Participants receive an annual Company Contribution Amount for that Plan Year.

3.4
Vesting. A Participant shall at all times be 100% vested in his or her Deferral Account, including any Company Contribution Amount credited to the Participant’s Retirement Account for Plan Years beginning prior to January 1, 2016. For Plan Years beginning on or after January 1, 2016, the Board may impose vesting requirements (based on periods of service performed by the Participant or such other criteria as the Board determines in its sole discretion) on any Company Contributuion Amount and the investment returns atributable thereto. The Plan Administrator may establish one or more sub-accounts in the R

EXHIBIT 10.2

etirement Account of any Participant to account for the vested and unvested portions of his or her Company Contribution Amounts and the investment returns attributable thereto.

3.5
In-Service Accounts and Retirement Accounts. The Company shall establish accounts for Base Salary Deferral Amounts, Discretionary Bonus Deferral Amounts and Performance Bonus Deferral Amounts, shall further sub-divide such accounts into In-Service Accounts and Retirement Accounts for each Participant under the Plan. In-Service Accounts will be maintained by Class Year and, if a Participant so elects in accordance with Section 3.1(c), multiple In-Service Accounts shall be established for the Participant for the same Class Year. Retirement Accounts will be maintained by Class Year for Deferral Amounts credited prior to January 1, 2016; for Deferral Amounts credited on or after January 1, 2016, only one Retirement Account will be maintained (including any sub-accounts described in Section 3.4). Each Participant’s Deferral Account shall be further divided into separate subaccounts (“notional investment subaccounts”), each of which corresponds to an investment fund elected by the Participant. A Participant’s Deferral Account shall be credited as follows:

(a)
After amounts are withheld and deferred from a Participant’s Base Salary or Bonus, the Company shall credit the notional investment subaccounts with an amount equal to the amount of Base Salary or Bonus, or both, deferred by the Participant as of the date that the Base Salary or Bonus would have been paid to the Participant absent the Deferral Election, and the portion of the Participant’s deferred Base Salary or Bonus that the Participant has deemed to be invested in a certain type of investment fund shall be credited to the notional investment subaccount corresponding to that investment fund.

(b)
The Company shall credit the Participant with an amount equal to the annual Company Contribution Amount, if any, for that Participant, on the date or dates to be determined by the Board and the portion of the Participant’s annual Company Contribution Amount that the Participant has deemed to be invested in a certain type of investment fund shall be credited to the notional investment subaccount corresponding to that investment fund.

(c)
As of the end of each business day, each of the Participant’s notional investment subaccounts shall be credited with earnings (gains or losses) in an amount equal to that determined by multiplying the balance credited to such notional investment subaccount as of the prior day plus amounts allocated to the notional investment subaccount that day by the rate of net gain or loss for the corresponding investment fund for that day.

(d)	Each of the Participant’s notional investment subaccounts shall be reduced pro rata by the amount of any distributions made to the Participant, as of the date of the distribution.

EXHIBIT 10.2

3.6	Investment Elections.

(a)
The Company shall select, from time to time, commercially available investment funds to be used to determine the amount of earnings (gains or losses) to be credited to the Participant’s notional investment subaccounts under Section 3.5.

(b)
At the time of making a Deferral Election, a Participant shall designate, on the Deferral Election form, the investment fund or funds in which the Participant’s Deferral Account attributable to deferrals of Base Salary, Discretionary Bonus or Performance Bonus will be deemed to be invested for purposes of determining the amount of earnings (gains or losses) to be allocated to the notional investment subaccounts. The Participant may specify the deemed investment, in whole percentage increments or specific dollar amounts, in one or more of the investment funds as communicated from time to time by the Plan Administrator. Participants may change their investment designations on a daily basis, both with respect to reallocations of their current Account Balance and allocations of future Deferral Amounts, by electing such investment changes through such procedures as may be specified by the Plan Administrator. If the Company establishes a Trust pursuant to Section 12.1 or otherwise sets aside assets to assist in meeting its obligations under the Plan, the Company shall not be obligated to mirror the Participant’s notional investment subaccount elections.

(c)
Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the investment funds selected by the Company or designation of investment funds by a Participant shall not be considered or construed in any manner as an actual investment of the Participant’s Account Balance in any such investment fund. In the event that the Company or the trustee of the Trust shall invest funds in any or all of the selected investment funds, no Participant shall have any rights in or to such investments. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping (notional) entry only and shall not represent any investment made on his or her behalf by the Company, the Participant’s Employer or the Trust; the Participant shall remain at all times an unsecured creditor of the Company.

3.7	FICA and Other Taxes.

(a)
Deferral Amounts. For each Plan Year in which a Deferral Amount is being withheld from a Participant, the Employer shall withhold from that portion of the Participant’s Base Salary or Bonus that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such Deferral Amount. If necessary, the Plan Administrator may reduce the Deferral Amount in order to comply with this Section 3.7(a).

(b)
Company Contribution Amounts. Upon contribution of a Company Contribution Amount or, if later, the date or dates on which such Company Contribution Amount and the investment returns attributable thereto become vested and nonforfeitable, the Employer shall withhold from the Participant’s Base Salary and/or Bonus that is not deferred, in a manner determined by the Employer, the Participant’s share of FICA

EXHIBIT 10.2

and other employment taxes. If necessary, the Plan Administrator may reduce either or both of the Participant’s Company Contribution Amount or Deferral Amount in order to comply with this Section 3.7(b).

(c)
Distributions. The Company, or the trustee of the Trust, shall withhold from any payments made to a Participant under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Company, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined by the Company and the trustee of the Trust.

ARTICLE 4
In-Service Distributions and Unforeseeable Emergencies

4.1
In-Service Distributions. A Participant, in connection with his or her initial commencement of participation in the Plan and each subsequent annual enrollment, may elect on an Election Form the month and year of distribution of the Deferral Amount allocated to each of that Class Year’s In-Service Accounts. The Participant shall not be required to make the same distribution election for the Base Salary, Discretionary Bonus and Performance Bonus Deferral Elections made on the Deferral Election form for that Class Year, and shall not be required to make the same distribution election for each In-Service Account established for that Class Year. The Participant may elect to receive payment in the form of a lump sum or pursuant to an Annual Installment Method not to exceed ten (10) years or, effective as of January 1, 2014, fifteen (15) years. If a Participant elects to direct a percentage of the particular Class Year’s Deferral Amount to an In-Service Account but does not indicate the year in which the payment is to be made, then it will be assumed that no In-Service Account election was made for that Class Year and all such Deferral Amounts for that Class Year will be allocated to the Participant’s Retirement Account. In addition, if a Participant makes an election to allocate Deferral Amounts to an In-Service Account and specifies a distribution date but fails to elect a form of payment, the distribution election will be assumed to be a lump sum payment. The lump sum payment shall be made or the installments shall commence as soon as possible after the date elected on the Deferral Election form, but in no event later than the later of (i) the end of the calendar year that includes the elected payment date and (ii) the fifteen (15th) day of the third month following the elected payment date, provided that the Participant may not directly or indirectly designate the taxable year of payment.

If Termination of Employment for any reason, other than death, occurs prior to the year selected for the In-Service Distribution or prior to the complete payment of an In-Service Account in the process of being distributed in the form of an Annual Installment Method, then any remaining amount in the In-Service Account shall be paid to the Participant in accordance with the election made for the Retirement Account for that Class Year or, in the case of an In-Service Account established for a Class Year beginning on or after January 1, 2016, the election made for the Retirement Account established for Deferral Amounts credited in Plan Years beginning on or after January 1, 2016. If no such Retirement Account

EXHIBIT 10.2

election is in effect for that Class Year or for such Plan Years, as applicable, i.e., the Participant elected to have one hundred percent (100%) of the Deferral Amount directed to one or more In-Service Accounts, then payment will be made in the form of a lump sum as soon as practicable following Termination of Employment but in no event later than the later of (i) the end of the calendar year that includes the date of the Termination of Employment and (ii) the fifteenth (15th) day of the third month following the date of the Termination of Employment, provided that the Participant may not directly or indirectly designate the taxable year of payment. If Termination of Employment occurs as a result of death, payment will be made in accordance with either Section 5.3 or 5.4, as applicable.
In no event will any Company Contribution Amount be available for an In-Service distribution.

4.2
Change in Time or Form of Payment for In-Service Distribution. Notwithstanding the methods of payment elected for each In-Service Account, the Participant may elect to change the time of such payment under a subsequent election that meets the following requirements:

(a)	The subsequent election may not take effect until at least twelve (12) months after the date on which the subsequent election is made.

(b)	The subsequent election is made not less than twelve (12) months prior to the date of the scheduled payment.

(c)	The payment with respect to which the subsequent election is made must be deferred for an additional period of not less than five (5) years from the date such payment would otherwise have been made.

(d)	The subsequent election may not accelerate the time of any payment.

4.3
Payout/Suspensions for Unforeseeable Emergencies. If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Plan Administrator to receive a partial or full payout of the portion of the Participant’s Account Balance attributable to Deferral Amounts. Company Contribution Amounts are not available for distribution on account of Unforeseeable Emergencies. Any distribution on account of Unforeseeable Emergencies will be made starting with Deferral Amounts attributable to the most recently completed Class Year’s In-Service Accounts, if any (on a prorata basis from all such accounts, if more than one In-Service Account was established for the Class Year), and progressing to each preceding Class Year as necessary. The Retirement Accounts (excluding Company Contribution Amounts and investment returns attributable thereto) will be used only upon exhausting all completed prior Class Year In-Service Accounts.

By way of example, if a request for an Unforeseeable Emergency is made in 2016 and 2014 was the initial Class Year for the Participant, payment will come from the 2015 Class Year’s In-Service Accounts. To the extent the 2015 Class Year’s In-Service Accounts are

EXHIBIT 10.2

insufficient, additional amounts will come from the 2014 Class Year’s In-Service Account. If the previously completed Class Years’ In-Service Accounts are insufficient or if none exist, then the distribution of any remaining amount needed shall come from the 2015 Class Year’s Retirement Account and then from the 2014 Class Year’s Retirement Account. Only when all prior Class Years have been exhausted will the distribution be made from the 2016 Class Year Deferral Amounts, beginning with that Class Year’s In-Service Accounts. Only one Retirement Account shall be established for Deferral Amounts credited for Plan Years beginning on or after January 1, 2016, and such Retirement Account shall be available for the distribution only if all of the In-Service Accounts for all Class Years, and all of the Retirement Accounts for Class Years beginning prior to January 1, 2016, have been exhausted.
Any distribution on account of Unforeseeable Emergencies shall not exceed the lesser of the Participant’s Account Balance (excluding Company Contribution Amounts and investment returns attributable thereto), calculated as if such Participant were receiving a Termination Benefit, and the amount reasonably needed to satisfy the Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship).
If the Participant experiences an Unforeseeable Emergency, the Participant may request a suspension of the Participant’s Deferral Election. In that case, the suspension will apply for the entire Plan Year in which the request is made and deferrals to be made for the remainder of the Plan Year will be canceled. Participants who suspend their Deferral Elections pursuant to this paragraph shall not be permitted to resume deferrals under the Plan during the twelve (12)-month period beginning on the date of suspension, and shall not be permitted to submit another Deferral Election until the first annual enrollment period that ends after completion of such 12-month suspension period.
If the Plan Administrator approves the petition for a suspension and/or distribution, then the suspension shall take effect upon the date of approval and any distribution shall be made within sixty (60) days of the date of approval provided that the Participant may not directly or indirectly designate the taxable year of payment.

EXHIBIT 10.2

4.4
    Change in Control. Upon a Change in Control, a Participant’s full Account Balance, including both vested and unvested amounts, will be paid in a lump sum as soon as possible following the effective date of the Change in Control, but in no event later than the later of (i) the end of the calendar year that includes the effective date of the Change in Control and (ii) the fifteen (15th) day of the third (3rd) month following the effective date of the Change in Control, provided that the Participant may not directly or indirectly designate the taxable year of payment.

ARTICLE 5
Benefits

5.1	Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her full Account Balance, including both vested and unvested amounts.

(a)
For Plan Years beginning prior to January 1, 2016, a Participant, in connection with his or her commencement of participation in the Plan and each subsequent Plan Year shall elect on the Deferral Election form the form of payment with respect to that Class Year’s Deferral Amount. The Participant may elect to receive payment in the form of a lump sum or pursuant to an Annual Installment Method not to exceed ten (10) years or, effective as of January 1, 2014, fifteen (15) years. Thus, separate Retirement Benefit distribution elections may apply to each Class Year, but the Participant must make the same Distribution Election for the Base Salary and Bonus Deferral Elections made on the Deferral Election form.

(b)
For Plan Years beginning on or after January 1, 2016, a Participant, in connection with his or her commencement of participation in the Plan or as needed subsequent to such date, shall elect on the Deferral Election form the form of payment with respect to all Deferral Amounts for all such Plan Years (other than Deferral Amounts credited to In-Service Accounts, for which form of payment elections may still be made on a Class Year basis). The Participant may elect to receive payment in the form of a lump sum or pursuant to an Annual Installment Method not to exceed ten (10) years or, effective as of January 1, 2014, fifteen (15) years. The Participant must make the same Distribution Election for the Base Salary and Bonus Deferral Elections made on the Deferral Election form.

(c)
Any Company Contribution Amount credited to the Participant’s Retirement Account for a Class Year beginning prior to January 1, 2016, or for Plan Years beginning on or after January 1, 2016, shall be paid in the same manner as elected by the Participant for the Retirement Account established for that Class Year or for those Plan Years, as applicable.

(d)
If a Participant does not make any election with respect to the payment of the Retirement Benefit, or if the Participant does not elect to allocate a Deferral Amount into the Retirement Account for a Class Year beginning prior to January 1, 2016 or for Plan Years beginning on or after January 1, 2016 but is credited with a Company Contribution Amount for that Class Year or for those Plan Years, as

EXHIBIT 10.2

applicable, then such Retirement Benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, within sixty (60) days after Retirement, provided that the Participant may not directly or indirectly designate the taxable year of payment.

5.2
    Termination Benefit. Except as otherwise provided in this Article 5, a Participant who experiences a Termination of Employment prior to Retirement shall receive as a Termination Benefit the vested portion of his or her Account Balance in accordance with the same election made under Section 5.1, and the unvested portion of his or her Account Balance shall be forfeited. The lump sum payment shall be made, or installment payments shall commence, within sixty (60) days of Termination of Employment, provided that the Participant may not directly or indirectly designate the taxable year of payment.

5.3
    Death Prior to Retirement or Termination of Employment. If a Participant dies prior to Retirement or Termination of Employment, the Participant’s Beneficiaries shall receive a lump sum payment equal to the Participant’s then-remaining Account Balance, incuding both vested and unvested amounts and including any installment payments that have yet to be distributed. The payment shall be made as soon as practicable after certification of death but in no event later than the later of (i) the end of the calendar year that includes the date of death and (ii) the fifteenth (15th) day of the third month following the date of death, provided that the Beneficiary may not directly or indirectly designate the taxable year of payment.

5.4
    Death after Retirement or Termination of Employment. If a Participant dies after Retirement or Termination of Employment but before the Retirement Benefit or Termination Benefit otherwise payable in accordance with Section 5.1 or 5.2 is paid in full, the Participant’s unpaid Retirement Benefit or Terminaton Benefit, as applicable, shall be paid to the Beneficiary in a lump sum payment as soon as practicable after certification of death but in no event later than the later of (i) the end of the calendar year that includes the date of death and (ii) the fifteenth (15th) day of the third month following the date of death, provided that the Beneficiary may not directly or indirectly designate the taxable year of payment.

5.5
Disability Benefit. A Participant who incurs a Disability shall, for benefit purposes under the Plan, be deemed to have experienced a Termination of Employment as of the date the Disability is incurred. The Disability Benefit shall consist of the Participant’s full Account Balance, including both vested and unvested amounts, and shall be paid in the same form as elected in accordance with Section 5.1. The lump sum payment shall be made, or installment payments shall commence within sixty (60) days after the date the Participant incurs the Disability, provided that the Participant may not directly or indirectly designate the taxable year of payment.

EXHIBIT 10.2

5.6
    Change in Time or Form of Payment for Termination Benefit. Notwithstanding the method of payment elected by a Participant with respect to the Base Salary or Bonus Deferral Amounts, the Participant may elect to change the method of such payment under a subsequent election that meets the following requirements:

(a)	The subsequent election may not take effect until at least twelve (12) months after the date on which the subsequent election is made.

(b)	The subsequent election is made not less than twelve (12) months prior to the date of the scheduled payment.

(c)
The first payment with respect to which the subsequent election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made. This five (5)-year deferral shall not apply to any change in the benefits payable upon death pursuant to Section 5.3 or 5.4, as applicable, or upon the occurrence of a Disability.

(d)	The subsequent election may not accelerate the time of any payment.
The form of payment elected in a subsequent election must be a lump sum or an Annual Installment Method of between two (2) and ten (10) years or, effective as of January 1, 2014, fifteen (15) years. In accordance with Section 1.3, each installment payment may be individually changed provided that the above requirements are met with respect to each such payment that is changed.

5.7
    Limitation on Key Employees. Notwithstanding any other provision of the Plan to the contrary, the payment of a Retirement Benefit or Termination Benefit with respect to a “specified employee,” as defined in, and determined in accordance with, Treasury Regulation Section 1.409A-1(i), of the Affiliated Group shall not be made (or, in the case of payments to be made under an Annual Installment Method, shall not commence) until the six month anniversary of the Participant’s Retirement or Termination of Employment, or, if earlier, the date of the Participant’s death, if at that time any stock of the Company is publicly traded on an established securities market or otherwise. Any installment payments that are delayed pursuant to this provision shall be accumulated and paid on the delayed payment date.

5.8
Involuntary Cash Out Limit. If the sum of the Participant’s total Account Balance that is payable under this Article 5 and the deferred compensation amounts under all other such arrangements required to be aggregated with the Plan under Code Section 409A is less than or equal to the deferral limit in effect under Code Section 402(g) for the calendar year in which the Participant experiences a Retirement or Termination of Employment, then, despite the election made by the Participant, the Company may pay such Account Balance in a lump sum as soon as practicable following such Retirement or Termination of Employment. In addition, if the present value of any remaining installments due a Participant who has experienced a Termination of Employment and elected an Annual Installment Method falls below the deferral limit in effect under Code Section 402(g) for the calendar year in which the Participant experienced a Termination of Employment, then the Company m

EXHIBIT 10.2

ay pay the remaining portion of such Account Balance in a lump sum as soon as practicable thereafter.
ARTICLE 6
Beneficiary Designation

6.1
    Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under the Plan may be the same as or different from the Beneficiary designation under any other Company or Employer plan in which the Participant participates.

6.2
    Beneficiary Designation Change. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Plan Administrator. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to his or her death. If a Participant is married, the designation of a Beneficiary other than the Participant’s spouse shall only be permitted upon written consent of the Participant’s spouse.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Plan Administrator.

6.4
    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 6.1, 6.2 and 6.3 above or, if all Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the Participant’s estate.

6.5
    Doubt as to Beneficiary. If the Plan Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Plan Administrator shall have the right to cause the Company to withhold such payments until this matter is resolved to the Plan Administrator’s satisfaction.

6.6
    Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employer, the Company, the Plan Administrator and the Board from all further obligations under the Plan with respect to the Participant, and that Participant’s participation in the Plan shall terminate upon such full payment of benefits.

EXHIBIT 10.2

ARTICLE 7
Leave of Absence

7.1
    Paid Leave of Absence. If a Participant is authorized by the Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.1.

7.2
    Unpaid Leave of Absence. If a Participant is authorized by the Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the Participant returns to a paid employment status. Upon such return, deferrals shall resume for the remaining portion of the Plan Year in which the return occurs, based on the Deferral Election, if any, made for that Plan Year. If no Deferral Election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 8
Termination, Amendment or Modification

8.1
    Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to terminate the Plan at any time with respect to any or all Participants, by action of the Board or its authorized delegate. Upon the termination of the Plan, further deferrals under the Plan shall terminate but all Account Balances shall remain subject to the terms of the Plan and the distribution elections made in the applicable Deferral Election forms.

Notwithstanding the previous paragraph, upon termination of the Plan, the Company may distribute Account Balances, including both vested and unvested amounts, in a consistent manner to all Participants in compliance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(C), specifically:

(a)	The termination and liquidation does not occur as a result of downturn in the financial health of the Company;

(b)
The Company terminates and liquidates all similar arrangements sponsored by a member of the Affiliated Group that would be aggregated with any other arrangements under Treasury Regulation Section 1.409A-1(c) if the Participants had deferrals of compensation under all of the arrangements that are terminated;

(c)
No payments under the Plan are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the plan had not occurred;

EXHIBIT 10.2

(d)	All payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(e)
No member of the Affiliated Group adopts a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation Section 1.409A-1(c) if the same Participant participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

8.2
    Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of the Board or its authorized delegate; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 8.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification. Notwithstanding the foregoing, the Company specifically reserves the right to amend the Plan to conform the provisions of the Plan to the guidance issued by the Secretary of the Treasury with respect to Code Section 409A, in accordance with such guidance.

8.3
    Effect of Payment. The full payment of the applicable benefit under Article 4 or 5 of the Plan shall completely discharge all obligations to a Participant and his or her Beneficiaries under the Plan and the Participant’s participation in the Plan shall thereupon terminate.

ARTICLE 9
Administration

9.1
    Administrative Duties. To the extent that ERISA applies to the Plan, the Plan Administrator shall be the “named fiduciary” of the Plan and the “administrator” of the Plan, within the meaning of ERISA. The Plan Administrator shall be responsible for the general administration of the Plan. The Plan Administrator will, subject to the terms of the Plan, have the authority to: (i) adopt, alter, and repeal administrative rules and practices governing the Plan, (ii) interpret the terms and provisions of the Plan, and (iii) otherwise supervise the administration of the Plan. All decisions by the Plan Administrator will be made with the approval of not less than a majority of its members. The Plan Administrator may delegate any of its authority to any other person or persons that it deems appropriate.

9.2
    Agents. In the administration of the Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

EXHIBIT 10.2

9.3
    Binding Effect of Decisions. All decisions by the Plan Administrator, and by any other person or persons to whom the Plan Administrator has delegated authority, shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.4
    Indemnity of Board and Plan Administrator. The Company shall indemnify and hold harmless the members of the Board, the Plan Administrator and any Employee to whom the duties of the Board or Plan Administrator may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Board, any of its members, the Plan Administrator or any such Employee.

9.5
    Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of its Participants, the date and circumstances of the Disability, death, Retirement or Termination of Employment of its Participants, and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 10
Other Benefits and Agreements

10.1
    Coordination with Other Benefits. The benefits provided to a Participant and such Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant and Beneficiary under any other plan or program for Employees of the Affiliated Group. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program, except as may otherwise be expressly provided.

ARTICLE 11
Claims Procedures

11.1
    Procedures for Handling Claims. In accordance with the provisions of ERISA Section 503, the Company shall provide a procedure for handling claims for benefits under the Plan. The procedure shall be in accordance with the regulations issued by the Secretary of Labor and provide adequate written notice within a reasonable period of time with respect to a claim denial. The procedure shall also provide for a reasonable opportunity for a full and fair review by the Company of any claim denial.

EXHIBIT 10.2

ARTICLE 12
Trust

12.1	Establishment of the Trust. The Company may establish one or more Trusts to which the Company may transfer such assets as the Company determines to assist in meeting its obligations under the Plan.

12.2
    Interrelationship of the Plan and the Trust. The provisions of the Plan and a Participant's Deferral Election forms shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust.

12.3
    Distributions from the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under the Plan.

ARTICLE 13
Miscellaneous

13.1
    Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

13.2
    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company or any other member of the Affiliated Group. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

13.3
    Company’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan and the Participants’ Deferral Election forms. The Company shall have no obligation to a Participant under the Plan, except as expressly provided in the Plan and his or her Deferral Election forms.

13.4
    Nonassignability. Neither a Participant, nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amount payable shall, prior to actual

EXHIBIT 10.2

payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

13.5
    Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between an Employer and the Participant, either expressed or implied. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or for no reason at all, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Employer, or to interfere with the right of the Employer to discipline or discharge a Participant at any time for any reason.

13.6
    Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Plan Administrator may deem necessary.

13.7
    Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

13.8	Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.9
    Governing Law. Subject to ERISA, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

13.10
    Notice. Any notice or filing required or permitted to be given to the Board, the Company or the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the address below:

EXHIBIT 10.2

Deckers Outdoor Corporation
Attention: General Counsel
250 Coromar Drive
Goleta, CA 93117

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

13.11	Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s Beneficiaries.

13.12
    Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

13.13
    Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

13.14
    Incompetent. If the Plan Administrator determines that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Plan Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

13.15
    Court Order. The Company is authorized to make any payments directed by court order in any action in which the Plan, Company, Employer, Plan Administrator or the Board has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Company shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

13.16
    Insurance. The Company, on its own behalf or on behalf of the trustee of the Trust, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Company or trustee of the Trust may choose. The Company or the trustee

EXHIBIT 10.2

of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

13.17	No Acceleration of Benefits. The acceleration of the time or schedule of any payment under the Plan is not permitted, except as provided in regulations promulgated by the Secretary of the Treasury.

13.18
    Compliance with Code Section 409A. The Plan is intended to provide for the deferral of compensation in accordance with the applicable requirements of Code Section 409A for compensation earned, vested, or deferred after December 31, 2004, and shall be interpreted and administered accordingly. Notwithstanding any provisions of the Plan or any Deferral Election form to the contrary, no otherwise permissible election under the Plan shall be given effect that would result in the immediate inclusion in income of any amount under Code Section 409A.

13.19
    Discretion of the Board, Plan Administrator, Trustee and Company and Interpretation. To the fullest extent permitted by law, the Board, Plan Administrator, Company and Trustee shall each, in its sole and absolute discretion, construe and interpret the terms and provisions of the Plan and to do all things necessary or appropriate to effect the intent and purpose thereof whether or not such powers are specifically set forth in the Plan and Trust Agreement, including any issue arising out of, relating to, or resulting from the administration and operation of the Plan. Such construction and/or interpretation shall be final, conclusive and binding on all persons, entities and parties, including, without limitation, the Participants and Beneficiaries, or successors or assigns thereto, and shall be given the maximum possible deference allowed by law.